EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

CITIZENS BANCSHARES CORPORATION

1.

The name of the Corporation is Citizens Bancshares Corporation.

2.

The Corporation hereby amends Article II of its Articles of Incorporation by deleting Article II in its entirety and inserting in lieu thereof the following new Article II:

II.

The Corporation shall have the authority to issue Ten Million (10,000,000) shares consisting of (i) 5,000,000 shares of Common Stock (the "Common Stock"), $1.00 par value, and (ii) 5,000,000 shares of nonvoting common stock (the "Non-Voting Common Stock"), $1.00 par value. The shares of Non-Voting Common Stock will, for all purposes except voting, have the same preferences, limitations and relative rights as Common Stock."

3.

All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.

4.

The Board of Directors of the Corporation duly adopted this amendment on January 22, 1999. The shareholders of the Corporation duly adopted this amendment on May 26, 1999, in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 8th day of September 1999.

CITIZENS BANCSHARES CORPORATION

By: ____________________________________
James E. Young, President

ARTICLES OF AMENDMENT

1.

The name of the corporation is:

CITIZENS BANCSHARES CORPORATION

2.

The Articles of Incorporation of the corporation shall be amended to redesignate Articles VI through IX as Articles VII through X, respectively, and to add the following new Article VI:

No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

3.

The amendment was duly adopted by the shareholders of the corporation on May 27, 1987.

4.

On the date of the adoption of the amendment by the shareholders of the corporation, there were 1,085,283 shares of common stock of said corporation outstanding and entitled to vote, and the amendment was approved by the affirmative vote of the holders of 610,500.44 shares, the affirmative vote of the holders of 542,642 shares being required to adopt the amendment.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by its duly authorized officers on the 15th day of July, 1987.

CITIZENS BANCSHARES CORPORATION
(a Georgia corporation)

By: __________________________
Name:   I. Owen Funderburg
Title:  President

(CORPORATE SEAL)

ATTEST:
______________________________
Name:   Annette Petty

Title:  Corporate Secretary

ARTICLES OF INCORPORATION

I.

The name of the corporation is:

Citizens Bancshares Corporation

II.

The Corporation shall have perpetual duration.

III.

The Corporation is organized for the following purposes:

To purchase, own and hold the stock of other corporations, and to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares or voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by, any corporations engaged in the businesses conducted by, banks, mortgage, finance, credit card or factoring companies, data processing companies, insurance agencies and other businesses related to banking, and to own, hold, purchase and otherwise deal in bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange for such shares, certificates, bonds, notes and other securities shares of the capital stock, bonds, notes, or other obligations of this Corporation and while the owner thereof to exercise all the rights, powers and privileges of ownership including the right to vote any shares of stock or voting trust certificates so owned; to promote, land money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in, any manner which shall be lawful, any corporation or association of which any bonds,, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, the Corporation shall have any interest, to do any acts and things permitted by law and designed to protect, preserve,, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this Corporation, and to generally engage in the business of and to act an a holding company.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the object herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefore.

The foregoing provisions of this Article III shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article III, be in no wise limited or restricted by reference to, or inference from the terms of any provision of this or any other of these Articles of Incorporation.

IV.

The Corporation shall have authority to issue not more than 5,000,000 shares of common stock of $1.00 par value per share.

The Corporation may purchase its own shares Of capital stock out of unreserved and unrestricted earned, surplus and capital surplus available therefor and as otherwise provided by law.

The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

V.

None of the holders of any stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class, or series now or hereafter authorized.

VI.

The initial registered office of the Corporation shall be at 175 Houston Street, N.E., Atlanta, Fulton County, Georgia. The initial registered agent of the Corporation shall be Charles M. Reynolds, Jr.

VII.

The initial Board of Directors shall consist of seven (7) members who shall be as follows:

William L. Calloway	Charles M.. Reynolds, Jr.
2948 Keats Drive, S. W.	1819 Spring Avenue
Atlanta, Georgia	East Point, Georgia

William E. Fuller, Jr.	Harry V. Richardson
2889 Chaucer Drive, S. W.	3127 Mangum Lane, S. W.
Atlanta, Georgia	Atlanta, Georgia

J. B. Harris	Herman J. Russell
1478 Mosley Drive, S. W.	714 Shorter Terrace, N. W.
Atlanta, Georgia	Atlanta, Georgia

Roland Smith
1730 Carla Drive
Morrow, Georgia

VIII.

The name and address of the incorporator is:

Nelson K. Neiman, II
3100 Equitable Building
100 Peachtree Street
Atlanta, Georgia 30303

IX.

The Corporation shall not commence business until it shall have received not less than $500 in payment for the issuance of shares of stock.

IN WITNESS WHEREOF, the undersigned executed these Articles of Incorporation.

__________________________________________
Incorporator